Exhibit 16.1

October 23, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 (a) of Form 8-K dated October 23, 2008, of OPTi, Inc. and are in agreement with the statements contained in the second paragraph on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in Item 4.01 (b) of the above referenced filing.

/s/ Ernst & Young LLP